Exhibit 99.1

Aterian Reports 2025 Second Quarter Financial Results and Provides Guidance for

the Second Half of 2025

Tariff Mitigation Strategies, Cost Optimization Plan, New Product Introductions, and Sales Channel Expansion Position the Company for Improved Performance

SUMMIT, NEW JERSEY, August 13, 2025 – Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”), a consumer products company, today announced financial results for the second quarter ended June 30, 2025 (“Q2 2025”) and provided net revenue and Adjusted EBITDA guidance for the six months ending December 31, 2025.

"The second quarter tested our resilience against significant tariff volatility, and our team responded with swift, decisive actions to put the business back on a path towards stabilization. We believe the most disruptive impacts are now behind us,” said Arturo Rodriguez, Chief Executive Officer. “By focusing on those areas that we can control, we met our goals with respect to fixed cost reduction, optimized our supply chain, and made strides towards diversifying our manufacturing footprint. We remain on track for additional new product introductions this year, highlighted by our entrance into the consumables market with the scheduled September 2025 full launch of our Squatty Potty flushable wipes. This will be the first major step in our strategic expansion toward the higher margin consumables market.”

Josh Feldman, Chief Financial Officer, commented, “Our previously announced workforce reductions and vendor savings initiatives are expected to generate annual pre-tax savings of approximately $5.5 million, with initial benefits realized in the second half of this year and the full effect taking hold in 2026. These anticipated cost savings, combined with enhanced operating efficiencies, omnichannel sales expansion, and new product introductions, are expected to produce higher revenues and a substantial decline in our Adjusted EBITDA loss for the second half of 2025 compared to the first half of the year. We incurred the majority of the estimated $2.3 million in restructuring costs related to the plan in Q2 2025. We remain focused on preserving our balance sheet and our liquidity position.”

Guidance Commentary

Aterian expects net revenue for the six months ending December 31, 2025 of $36 million to $38 million, and Adjusted EBITDA of $0 to a loss of $(1.0) million. This compares to net revenues of $34.8 million and an Adjusted EBITDA loss of $(4.7) million for the six months ended June 30, 2025.

Second Quarter 2025 Highlights

All comparisons are to the second quarter ended June 30, 2024 (“Q2 2024”)

●	Net revenue was $19.5 million compared to $28.0 million, primarily reflecting the overall macroeconomic environment and lower unit volume on certain products due to price increases related to tariffs.
●	Gross margin was 54.3% compared to 60.4%, reflecting a change in product mix and impact of tariffs on pricing and cost of goods sold.
●	Contribution margin decreased to 7.8% from 17.4%.
●

Total operating expenses declined to $15.1 million from $20.1 million. Operating expenses in Q2 2025 included restructuring costs of $1.8 million and $0.1 million of non-cash stock compensation while Q2 2024 operating loss included $2.9 million of non-cash stock compensation.

●	Operating loss was $(4.5) million compared to an operating loss of $(3.2) million.
●	Net loss was $(4.9) million compared to a net loss of $(3.6) million.
●	Adjusted EBITDA loss was $(2.2) million compared to Adjusted EBITDA of $0.2 million.
●	Total cash balance at June 30, 2025 was $10.5 million compared to $18.0 million at December 31, 2024.

Select Operating Highlights

●	Launched the PurSteam Steam Station Max and the Mueller Living Cordless Portable Vacuum Sealer into Walmart locations across the country.
●	Launched select products from our flagship brands—including Squatty Potty, hOmeLabs, Healing Solutions, Mueller Living, and PurSteam—on Temu.
●

Expanded our presence on Mercado Libre, Latin America’s leading e-commerce platform, by offering select products from PurSteam, Mueller, and Squatty Potty on Mercado Libre’s platforms in Chile, Colombia, and Argentina.

●

Advanced our product resourcing and diversification initiatives away from high-tariff regions, including manufacturing dehumidifiers in Indonesia (which will ship in the second half of 2025) instead of China. In 2025, we sourced approximately 65% of our dehumidifiers from China, down from 100% in 2024.

●

Collaborated with Chinese manufacturers and supply chain partners to import the majority of goods in Q2 2025 at an average incremental 2025 tariff of 30%, predominantly avoiding the peak tariffs of 145%.

●	Commenced the implementation of AI in our customer service operations, which has improved service quality metrics and efficiencies.

Webcast and Conference Call Information

Aterian will host a live conference call to discuss financial results today, August 13, 2025, at 5:00 p.m. Eastern Time, which will be accessible by telephone and the internet. Investors interested in participating in the live call can dial:

●	(800) 715-9871 (Domestic)
●	(646) 307-1963 (International)

  Passcode: 6644814

Participants may also access the call through a live webcast at https://ir.aterian.io. The archived online replay will be available for a limited time after the call in the investors section of the Aterian corporate website.

Non-GAAP Financial Measures

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the “Non-GAAP Financial Measures” section below. The most directly comparable GAAP financial measure for EBITDA and adjusted EBITDA is net loss and we are reporting a net loss for the quarter ending June 30, 2025 due primarily to our operating losses, which includes stock-based compensation expense, and interest expense. We are unable to reconcile the forward-looking statements of EBITDA and adjusted EBITDA in this press release to their nearest GAAP measures because the nearest GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER) is a consumer products company that builds and acquires leading e-commerce brands with top-selling consumer products, in multiple categories, including home and kitchen appliances, health and wellness and air quality devices. The Company sells across the world's largest online marketplaces with a focus on Amazon, Walmart and Target in the U.S. and on its own direct to consumer websites. Our primary brands include Squatty Potty, hOmeLabs, Mueller Living, PurSteam, Healing Solutions and Photo Paper Direct.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding our ability to continue to successfully implement our tariff mitigation and cost optimization plans, and to realize the anticipated financial and operating benefits in the second half of 2025 and beyond, even under prolonged tariff pressure and an inflationary environment. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to our ability to continue as a going concern, the effect of tariffs and other costs on our results, our ability to continue to operate following our reduction in workforce, our ability to meet financial covenants with our lenders, our ability to maintain and to grow market share in existing and new product categories; our ability to continue to profitably sell the SKUs we operate; our ability to maintain Amazon’s Prime badge on our seller accounts or reinstate the Prime badge in the event of any removal of such badge by Amazon; our ability to create operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to consumer demand, our cash flows, financial condition, forecasting and revenue growth rate; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies and our ability to integrate such companies and technologies with our business; our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

The Equity Group

Devin Sullivan

Managing Director

dsullivan@theequitygroup.com

Conor Rodriguez

Associate

crodriguez@theequitygroup.com

ATERIAN, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$10,495	$17,998
Accounts receivable, net	3,032	3,782
Inventory	18,496	13,749
Prepaid and other current assets	3,287	3,190
Total current assets	35,310	38,719
Property and equipment, net	720	685
Intangibles, net	8,975	9,757
Other non-current assets	416	381
Total assets	$45,421	$49,542
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Credit facility	$7,248	$6,948
Accounts payable	6,124	3,080
Seller notes	365	466
Accrued and other current liabilities	7,149	8,804
Total current liabilities	20,886	19,298
Other liabilities	242	227
Total liabilities	21,128	19,525
Commitments and contingencies
Stockholders' equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized and 10,013,759 and 8,750,741 shares outstanding at June 30, 2025 and December 31, 2024, respectively	9	9
Additional paid-in capital	745,140	742,591
Accumulated deficit	(720,433)	(711,677)
Accumulated other comprehensive loss	(423)	(906)
Total stockholders’ equity	24,293	30,017
Total liabilities and stockholders' equity	$45,421	$49,542

ATERIAN, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenue	$19,462	$27,984	$34,822	$48,199
Cost of goods sold	8,896	11,093	14,832	18,139
Gross profit	10,566	16,891	19,990	30,060
Operating expenses:
Sales and distribution	12,357	15,162	22,018	28,376
General and administrative	2,714	4,934	6,173	10,166
Total operating expenses	15,071	20,096	28,191	38,542
Operating loss	(4,505)	(3,205)	(8,201)	(8,482)
Interest expense, net	222	228	397	552
Change in fair value of warrant liabilities	(35)	(52)	(90)	(569)
Other expense, net	157	43	217	50
Loss before provision for income taxes	(4,849)	(3,424)	(8,725)	(8,515)
Provision for income taxes	11	205	31	276
Net loss	$(4,860)	$(3,629)	$(8,756)	$(8,791)
Net loss per share, basic and diluted	$(0.63)	$(0.52)	$(1.16)	$(1.28)
Weighted-average number of shares outstanding, basic and diluted	7,674,910	6,973,218	7,564,523	6,881,648

ATERIAN, INC.

Condensed Consolidated Statement of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2025	2024
OPERATING ACTIVITIES:
Net loss	$(8,756)	$(8,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	812	858
Provision for sales returns	(49)	87
Amortization of deferred financing cost and debt discounts	75	121
Stock-based compensation	905	4,588
Change in deferred tax expense	—	(5)
Change in inventory provisions	574	(1,301)
Change in fair value of warrant liabilities	(90)	(569)
Allowance for credit losses	(147)	—
Changes in assets and liabilities:
Accounts receivable	897	462
Inventory	(5,322)	3,313
Prepaid and other current assets	(91)	(656)
Accounts payable, accrued and other liabilities	2,905	4,789
Cash (used in) provided by operating activities	(8,287)	2,896
INVESTING ACTIVITIES:
Purchase of fixed assets	(6)	(42)
Purchase of minority equity investment	—	(200)
Cash used in investing activities	(6)	(242)
FINANCING ACTIVITIES:
Repayments on seller notes	(113)	(383)
Borrowings from MidCap credit facilities	23,424	29,637
Repayments for MidCap credit facilities	(23,220)	(31,275)
Insurance obligation payments	(409)	(315)
Insurance financing proceeds	706	—
Cash provided by(used in) financing activities	388	(2,336)
Foreign currency effect on cash and restricted cash	448	(29)
Net change in cash and restricted cash for the period	(7,457)	289
Cash and restricted cash at beginning of year	19,143	22,195
Cash and restricted cash at end of period	$11,686	$22,484
RECONCILIATION OF CASH AND RESTRICTED CASH:
Cash	10,495	20,328
Restricted Cash—Prepaid and other current assets	1,061	2,027
Restricted cash—Other non-current assets	130	129
TOTAL CASH AND RESTRICTED CASH	$11,686	$22,484

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$395	$660
Cash paid for taxes	$50	$151
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Non-cash consideration paid to contractors	$—	$620
Non-cash minority equity investment	$—	$50

Non-GAAP Financial Measures

We believe that our financial statements and the other financial data included in this press release have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the U.S. (“GAAP”). However, for the reasons discussed below, we have presented certain non-GAAP measures herein.

We have presented the following non-GAAP measures to assist investors in understanding our core net operating results on an on-going basis: (i) Contribution Margin; (ii) Contribution margin as a percentage of net revenue; (iii) EBITDA (iv) Adjusted EBITDA; and (v) Adjusted EBITDA as a percentage of net revenue. These non-GAAP financial measures may also assist investors in making comparisons of our core operating results with those of other companies.

As used herein, Contribution margin represents gross profit less amortization of inventory step-up from acquisitions (included in cost of goods sold) and e-commerce platform commissions, online advertising, selling and logistics expenses (included in sales and distribution expenses). As used herein, Contribution margin as a percentage of net revenue represents Contribution margin divided by net revenue. As used herein, EBITDA represents net loss plus depreciation and amortization, interest expense, net and provision for income taxes. As used herein, Adjusted EBITDA represents EBITDA plus stock-based compensation expense, changes in fair-market value of warrant liability, restructuring expenses, and other expenses, net. As used herein, Adjusted EBITDA as a percentage of net revenue represents Adjusted EBITDA divided by net revenue. Contribution margin, EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to loss from operations or net loss, as determined under GAAP.

We present Contribution margin and Contribution margin as a percentage of net revenue, as we believe each of these measures provides an additional metric to evaluate our operations and, when considered with both our GAAP results and the reconciliation to gross profit, provides useful supplemental information for investors. Specifically, Contribution margin and Contribution margin as a percentage of net revenue are two of our key metrics in running our business. All product decisions made by us, from the approval of launching a new product and to the liquidation of a product at the end of its life cycle, are measured primarily from Contribution margin and/or Contribution margin as a percentage of net revenue. Further, we believe these measures provide improved transparency to our stockholders to determine the performance of our products prior to fixed costs as opposed to referencing gross profit alone.

In the reconciliation to calculate contribution margin, we add e-commerce platform commissions, online advertising, selling and logistics expenses (“sales and distribution variable expense”) to gross profit to inform users of our financial statements of what our product profitability is at each period prior to fixed costs (such as sales and distribution expenses such as salaries as well as general and administrative expenses). By excluding these fixed costs, we believe this allows users of our financial statements to understand our products performance and allows them to measure our products performance over time.

We present EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue because we believe each of these measures provides an additional metric to evaluate our operations and, when considered with both our GAAP results and the reconciliation to net loss, provide useful supplemental information for investors. We use these measures with financial measures prepared in accordance with GAAP, such as sales and gross margins, to assess our historical and prospective operating performance, to provide meaningful comparisons of operating performance across periods, to enhance our understanding of our operating performance and to compare our performance to that of our peers and competitors. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue are useful to investors in assessing the operating performance of our business without the effect of non-cash items.

Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue should not be considered in isolation or as alternatives to net loss, loss from operations or any other measure of financial performance calculated and prescribed in accordance with GAAP. Neither EBITDA, Adjusted EBITDA or Adjusted EBITDA as a percentage of net revenue should be considered a measure of discretionary cash available to us to invest in the growth of our business. Our Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue may not be comparable to similar titled measures in other organizations because other organizations may not calculate Contribution margin, Contribution margin as a percentage of net revenue, EBITDA, Adjusted EBITDA or Adjusted EBITDA as a percentage of net revenue in the same manner as we do. Our presentation of Contribution margin and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the expenses that are excluded from such terms or by unusual or non-recurring items.

We recognize that EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenue, have limitations as analytical financial measures. For example, neither EBITDA nor Adjusted EBITDA reflects:

●	our capital expenditures or future requirements for capital expenditures or mergers and acquisitions;
●	the interest expense or the cash requirements necessary to service interest expense or principal payments, associated with indebtedness;
●

depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, or any cash requirements for the replacement of assets;

●	changes in cash requirements for our working capital needs; or
●	changes in fair value of warrant liabilities

Additionally, Adjusted EBITDA excludes non-cash expense for stock-based compensation, which is and is expected to remain a key element of our overall long-term incentive compensation package.

We also recognize that Contribution margin and Contribution margin as a percentage of net revenue have limitations as analytical financial measures. For example, Contribution margin does not reflect:

●	general and administrative expense necessary to operate our business;
●	the fixed costs portion of our sales and distribution expenses including stock-based compensation expense; or
●	changes in fair value of warrant liabilities

Contribution Margin

The following table provides a reconciliation of Contribution margin to gross profit and Contribution margin as a percentage of net revenue to gross profit as a percentage of net revenue, which are the most directly comparable financial measures presented in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except percentages)
Gross Profit	$10,566	$16,891	$19,990	$30,060
Less:
E-commerce platform commissions, online advertising, selling and logistics expenses	(9,048)	(12,024)	(16,421)	(22,345)
Contribution margin	$1,518	$4,867	$3,569	$7,715
Gross Profit as a percentage of net revenue	54.3%	60.4%	57.4%	62.4%
Contribution margin as a percentage of net revenue	7.8%	17.4%	10.2%	16.0%

Adjusted EBITDA

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable financial measure presented in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except percentages)
Net loss	$(4,860)	$(3,629)	$(8,756)	$(8,791)
Add:
Provision for income taxes	11	205	31	276
Interest expense, net	222	228	397	552
Depreciation and amortization	404	430	812	858
EBITDA	(4,223)	(2,766)	(7,516)	(7,105)
Other expense, net	157	43	217	50
Change in fair market value of warrant liabilities	(35)	(52)	(90)	(569)
Restructuring expense(1)	1,795	17	1,795	575
Stock-based compensation expense	122	2,921	905	4,588
Adjusted EBITDA	$(2,184)	$163	$(4,689)	$(2,461)
Net loss as a percentage of net revenue	(25.0)%	(13.0)%	(25.1)%	(18.2)%
Adjusted EBITDA as a percentage of net revenue	(11.2)%	0.6%	(13.5)%	(5.1)%

(1)	Restructuring expenses include non-recurring employee severance costs relating to the Company reorganization executed during the three and six months ended June 30, 2025 and 2024.

Each of our products typically goes through the Launch phase and depending on its level of success is moved to one of the other phases as further described below:

i.         Launch phase: During this phase, we leverage technology and market data to target opportunities. This phase also includes revenue from new product variations and relaunches. During this period of time, due to the combination of discounts and investment in marketing, our net margin for a product could be as low as approximately negative 35%. Net margin is calculated by taking net revenue less the cost of goods sold, less fulfillment, online advertising and selling expenses. These primarily reflect the estimated variable costs related to the sale of a product.

ii         Sustain phase: Our goal is for every product we launch to enter the sustain phase and become profitable, with a target of positive 15% net margin for most products, within approximately three months of launch on average. Net margin primarily reflects a combination of manual and automated adjustments in price and marketing spend.

iii.       Liquidate phase: If a product does not enter the sustain phase or if the customer satisfaction of the product (i.e., ratings) is not satisfactory, then it will go to the liquidate phase and we will sell through the remaining inventory. Products can also be liquidated as part of inventory normalization especially when steep discounts are required.

The following tables present our results of operations for the three and six month periods ended June 30, 2025 and 2024, broken down by product phase (in thousands):

	Three months ended June 30, 2025
	Sustain	Launch	Liquidation/ Other	Fixed Costs	Stock Based Compensation	Total
Net revenue	$19,043	$334	$85	$—	$—	$19,462
Cost of goods sold	8,412	470	14	—	—	8,896
Gross profit	10,631	(136)	71	—	—	10,566
Operating expenses:
Sales and distribution expenses	8,800	244	3	3,185	125	12,357
General and administrative	—	—	—	2,717	(3)	2,714

	Three months ended June 30, 2024
	Sustain	Launch	Liquidation/ Other	Fixed Costs	Stock Based Compensation	Total
Net revenue	$26,292	$485	$1,207	$—	$—	$27,984
Cost of goods sold	10,092	227	774	—	—	11,093
Gross profit	16,200	258	433	—	—	16,891
Operating expenses:
Sales and distribution expenses	10,993	239	792	2,192	946	15,162
General and administrative	—	—	—	2,959	1,975	4,934

	Six months ended June 30, 2025
	Sustain	Launch	Liquidation/ Other	Fixed Costs	Stock Based Compensation	Total
Net revenue	$33,681	$720	$421	$—	$—	$34,822
Cost of goods sold	13,911	711	210	—	—	14,832
Gross profit	19,770	9	211	—	—	19,990
Operating expenses:
Sales and distribution expenses	15,679	512	329	5,181	317	22,018
General and administrative	—	—	—	5,585	588	6,173

	Six months ended June 30, 2024
	Sustain	Launch	Liquidation/ Other	Fixed Costs	Stock Based Compensation	Total
Net revenue	$44,494	$892	$2,813	$—	$—	$48,199
Cost of goods sold	16,540	353	1,246	—	—	18,139
Gross profit	27,954	539	1,567	—	—	30,060
Operating expenses:
Sales and distribution expenses	19,827	471	2,047	4,786	1,245	28,376
General and administrative	—	—	—	6,823	3,343	10,166